WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending June 30, 2008

Partner ID: 0001

PREFERRED INVESTMENT SOLUTIONS CORP.

MAUREEN HOWLEY CFO

900 KING STREET

SUITE 100

RYE BROOK, NY 10573

Dear Interest Holder:

Enclosed is the report for the period of June 30, 2008 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of June 30, 2008 was $123.17, an increase of +1.80% from the May 31, 2008 value of $120.99. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +16.85% as of June 30, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$3,636,664.22
Change in Unrealized Gain/(Loss)	($1,021,257.59)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($24,586.86)

Total Trading Income	$2,590,819.77
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$17,126.92
Management Fees	$40,090.89
Advisory Fees	$178,680.37
Offering Fees	$0.00
Incentive Fees	$475,114.25
Other Expenses	$255,882.32

Total Expenses	$966,894.75
Interest Income	$103,398.26
Net Income(Loss) from the Period	$1,727,323.28

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

		YOUR INVESTMENT
		Units	Value
Beginning of Month	$96,218,138.33	8,308.9842	$1,005,339.52
Addition	$5,197,514.00	405.9549	$50,000.00
Withdrawal	($496,602.67)
Net Income/(Loss)	$1,727,323.28		$18,048.01

Month End	$102,646,372.93	8,714.9391	$1,073,387.53
Month End NAV Per Unit	$123.17
Monthly Rate of Return	1.80%
Year to Date Rate of Return	16.85%

For account inquiries, please contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending June 30, 2008

Partner ID: 0001

PREFERRED INVESTMENT SOLUTIONS CORP.

MAUREEN HOWLEY CFO

900 KING STREET

SUITE 100

RYE BROOK, NY 10573

Dear Interest Holder:

Enclosed is the report for the period of June 30, 2008 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of June 30, 2008 was $124.79, an increase of +1.96% from the May 31, 2008 value of $122.39. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +17.99% as of June 30, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$551,132.59
Change in Unrealized Gain/(Loss)	($154,770.50)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($3,726.11)

Total Trading Income	$392,635.98
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$2,595.57
Management Fees	$6,075.73
Advisory Fees	$27,078.82
Offering Fees	$0.00
Incentive Fees	$72,003.06
Other Expenses	$14,475.77

Total Expenses	$122,228.95
Interest Income	$15,669.90
Net Income(Loss) from the Period	$286,076.93

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

		YOUR INVESTMENT
		Units	Value
Beginning of Month	$14,581,756.41	1,254.5567	$153,543.95
Addition	$1,125,500.00	88.1480	$11,000.00
Withdrawal	($27,000.00)
Net Income/(Loss)	$286,076.93		$3,012.35

Month End	$15,966,333.34	1,342.7047	$167,556.30
Month End NAV Per Unit	$124.79
Monthly Rate of Return	1.96%
Year to Date Rate of Return	17.99%

For account inquiries, please contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2